Exhibit 99.1

Osiris Provides Update Regarding NASDAQ Listing Status

Company to Request NASDAQ Hearings Panel to Stay NASDAQ Delisting

COLUMBIA, Md. — September 16, 2016 - Osiris Therapeutics, Inc. (NASDAQ: OSIR) (the “Company”) provided today an update concerning the status of its compliance with the Listing Rules of the NASDAQ Stock Market (“NASDAQ”).

As previously disclosed, the Company is working diligently to complete its previously announced restatements of prior period financial statements, transition to a new independent registered public accounting firm for the 2015 audit so that it is in a position to bring its SEC filings up to date.   .

The Audit Committee of the Board of Directors has completed an independent review of the accounting matters with the assistance of outside professionals.   The Company, under the direction of the Audit Committee, is working diligently with its former independent registered accounting firm to complete the restatement of its 2014 audited and interim financial statements as soon as possible.   Once that process is complete, the Company expects to transition to a new independent registered accounting firm and begin work on the 2015 financial statements.

As a result of these matters, the Company has delayed the filing of its Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Form 10-K”), its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (“Q1 2016 Form 10-Q”), and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (“Q2 2016 Form 10-Q”).  As a result, the Company is currently out of compliance with NASDAQ Stock Market Listing Rule 5250(c)(1).

As previously disclosed, the Company submitted to the NASDAQ listing qualifications staff (the “Staff”) a plan to regain compliance with NASDAQ’s continued listing requirements.  On May 24, 2016, NASDAQ granted an exemption to the NASDAQ Listing Rule, extending the deadline until September 12, 2016 for the Company to file all delinquent reports with the SEC, including the 2015 Form 10-K, Q1 2016 Form 10-Q, and Q2 2016 Form 10-Q.  Although the Company is working diligently to finalize these reports, the Company was unable to bring its SEC filings up to date by the September 12, 2016 deadline.

Consequently, on September 14, 2016, the Company received an anticipated letter from NASDAQ, stating that unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (a “Hearings Panel”) by September 21, 2016, the Company’s common stock will be delisted. Under NASDAQ’s rules and procedures, in general, a company’s request for such a hearing automatically stays any delisting for 15 calendar days from the deadline to request a hearing.  The Company will file a hearing request on or prior to September 21, 2016 and request a further stay. The letter states that the hearing would be expected to occur 30-45 days from the date of the hearing request.

If the Hearings Panel grants the Company’s request for a further stay (which is discretionary on the part of the Hearings Panel and therefore not assured), any final delisting will be stayed until further Hearings Panel

7015 Albert Einstein Drive   •   Columbia, Maryland  21046   •   Ph 443.545.1800   •   Fax 443.545.1701   •   www.Osiris.com

proceedings.  The NASDAQ Rules also permit the Company to appeal decisions from the Hearings Department to the NASDAQ Listing Council.

While the Company is continuing to work diligently to complete its previously announced restatements of prior period financial statements and bring its SEC filings up to date, there can be no assurance regarding the timing or ultimate outcome of this process or the ability of the Company to successfully maintain its NASDAQ listing.

The Company is making this announcement in compliance with NASDAQ Listing Rule 5810(b), which requires prompt disclosure of receipt of a noncompliance letter.

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, is a world leader in researching, developing and marketing regenerative medicine products that improve health and lives of patients and lower overall healthcare costs. Having developed the world’s first approved stem cell drug, the company continues to advance its research and development in biotechnology by focusing on innovation in regenerative medicine - including bioengineering, stem cell research and viable tissue based products.  Osiris has achieved commercial success with products in orthopaedics, sports medicine and wound care, including BIO4®, Cartiform®, Grafix®, TruSkin ™ and Stravix™.

Osiris, Grafix, and Cartiform are registered trademarks of Osiris Therapeutics, Inc.; TruSkin and Stravix are trademarks of Osiris Therapeutics, Inc.  BIO4® is a trademark of Howmedica Osteonics Corp. More information can be found on the company’s website, www.Osiris.com. (OSIR-G).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements may include, without limitation, statements regarding any of the following: the outcome of the NASDAQ listing qualification deficiency process, including the ability of the Company to successfully maintain its NASDAQ listing; the outcome of the restatements, including the materiality, significance, nature, subject matter, timing or quantitative effects of the Company’s restated financial statements; the timing of the transition to a new independent registered public accounting firm; the completion of the audit of the Company’s 2015 financial statements; and the timing of the filing of the Company’s 2015 Form 10-K, Q1 2016 Form 10-Q and Q2 2016 Form 10-Q. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the SEC. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-

looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Diane Savoie

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com